Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form SB-2 (No. 333-143496), Forms S-3 (No. 333-127095, No. 333-125602, No. 333-122752, No. 333-33174, No. 333-34822 and No. 333-89973) and Forms S-8 (No. 333-121041, No. 333-94603 and No. 333-82541) of MSGI Security Solutions, Inc. and subsidiaries, of our report dated October 15, 2007, relating to the consolidated financial statements as of June 30, 2007 and 2006 and for the fiscal years then ended, which is included in this Form 10-KSB filing, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of MSGI Security Solutions, Inc. to continue as a going concern.

/s/ Amper, Politziner & Mattia, P.C.

October 15, 2007
Edison, New Jersey